Exhibit 10.1

BGIN BLOCKCHAIN LIMITED

EQUITY INCENTIVE PLAN

Section 1. Purpose.

The purpose of the BGIN BLOCKCHAIN LIMITED Equity Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of BGIN BLOCKCHAIN LIMITED (the “Company” and, together with its Subsidiaries (as defined below), the “Group”), thereby furthering the best interests of the Company and its shareholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b) “Award” means any Option, Stock Appreciation Rights (SAR), Restricted Stock Awards (RSA), Restricted Stock Units (RSU), Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e) “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” is as defined in the Participant’s Service Agreement, if any, or if not so defined, means: (i) a material breach by the Participant of any agreement between the Participant and the Company or any member of the Group; (ii) a material failure by the Participant to comply with the Company or any member of the Group’s written policies or rules; (iii) the Participant commits any illegal act and is or is reasonably expected to be subject to any criminal punishment in any applicable jurisdiction; (iv) the Participant breaches any obligation that such Participant owes to the Company or any Subsidiary under any agreement, including the relevant Service Agreement, confidentiality or intellectual property rights assignment agreement, non-compete and non-solicitation agreement or this Plan or any exhibit hereof, as applicable, or (v) the Participant takes any other action that causes or may cause a material adverse effect on the Group’s business, reputation or property.

(h) “Change in Control” means the occurrence of any one or more of the following events:

(i) any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that, for purposes of calculating total voting power under this subsection (i), the Company’s dual-class share structure shall be taken into account such that each Class A Ordinary Share and each Class B Ordinary Share shall be entitled to such number of votes per share as may be prescribed by the Company’s amended and restated memorandum and articles of association as in effect from time to time; and provided further that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii)    the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power and total fair market value of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv)   the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(i) “Class A Ordinary Share” means a Class A Ordinary Share of par value US$0.0000695652173913043 per share of the Company.

(j) “Class B Ordinary Share” means a Class B Ordinary Share of par value US$0.0000695652173913043 per share of the Company.

(k)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(l)   “Committee” means the compensation committee duly authorized and established by the Board, which committee shall be constituted in accordance with the Company’s amended and restated memorandum and articles of association and the Designated Stock Exchange Rules. If there is no such duly authorized committee of the Board, references herein to the “Committee” shall refer to the Board.

(m) “Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary.

(n)   “Designated Stock Exchanges” means Nasdaq Stock Market in the United States of America, for so long as the Shares are there listed, and any other stock exchange on which the Shares are listed for trading.

(o)   “Designated Stock Exchange Rules” means the relevant code, rules and regulations, as amended, from time to time, as a result of the original and continued listing of any Shares on the Designated Stock Exchanges.

(p)   “Director” means any member of the Board or the board of directors of any Subsidiary.

(q) “Effective Date” means the date on which the Plan is adopted by the Board and, if applicable, approved by the shareholders.

(r) “Employee” means any individual, including any officer, employed on a full-time basis by the Company or any Subsidiary.

(s) “Employee Privacy Notice” has the meaning ascribed to such term in Section 22.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(u) “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the applicable date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(v) “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.

(w) “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(x)   “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(y) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(z) “Ordinary Resolution” means a resolution of a general meeting of the shareholders of the Company duly constituted in accordance with the Company’s amended and restated memorandum and articles of association (as amended and/or restated from time to time) passed by a simple majority of the shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

(aa) “Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(bb)  “Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(cc) “Participant” means the recipient of an Award granted under the Plan.

(dd) “Performance Award” means an Award granted pursuant to Section 10.

(ee) “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(ff) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(gg) “Personal Data” means (i) any data or information that relates to or is reasonably capable of being directly or indirectly associated with an identified or identifiable individual or household and (ii) any other data or information that is otherwise considered “personal data,” “personal information,” “personally identifiable information,” or any term of comparable intent, under applicable laws or regulations relating to the collection, use, transfer, deletion, protection or other processing of such data or information.

(hh) “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(ii) “RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(jj) “SAR” means a right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(kk) “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

(ll) “Share” means a Class A Ordinary Share.

(mm) “Share Limit” has the meaning set forth in Section 5(a).

(nn) “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.

(oo) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(pp) “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant, non-employee Director or other service provider, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

(qq) “Treasury Shares” means Shares held in treasury pursuant to the Companies Act (Revised) and the Company’s amended and restated memorandum and articles of association (as amended and/or restated from time to time).

Section 3.  Eligibility.

(a) Any Employee, non-employee Director, or Consultant, as well as any other individual who devotes substantially all of his or her time and efforts to the business, management and operation of the Company or any Subsidiary shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b) Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant all types of Awards (except that such delegation shall not apply to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law; provided that, notwithstanding the foregoing, (x) any such delegation shall be subject to, and exercised in accordance with, the Companies Act (Revised) of the Cayman Islands and the Company’s amended and restated memorandum and articles of association (as amended and/or restated from time to time), and (y) the allotment and issue of Shares (as distinct from the selection of Participants and the determination of Award terms) shall in all cases be authorized by the Board or by a duly constituted committee of the Board the majority of whose members are Directors.

(c) Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect (including any actions required under the applicable clawback rules of a securities exchange); (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

Section 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed, in the aggregate, 9,000,000 Shares (the “Share Limit”). Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

Notwithstanding anything to the contrary in the Plan, the maximum number of Shares that may be issued under the Plan shall not, at any time, exceed the number of Class A Ordinary Shares then remaining authorized but unissued in the share capital of the Company (after taking into account the Class A Ordinary Shares that the Directors are required to reserve for the conversion of the Class B Ordinary Shares), and no Shares shall be issued in excess of the Company’s authorized share capital unless and until such authorized share capital has first been increased by Ordinary Resolution in accordance with the Company’s amended and restated memorandum and articles of association (as amended and/or restated from time to time) and the Companies Act (Revised) of the Cayman Islands.

(b) If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. The following shall become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(c) In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 19 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(e);

(ii) the number and type of Shares (or other securities) subject to outstanding Awards;

(iii)   the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv)   the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company and held as Treasury Shares, in each case subject to and in accordance with the Companies Act (Revised) and the Company’s amended and restated memorandum and articles of association (as amended and/or restated from time to time), including the provisions governing Treasury Shares.

(e) Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be such number of Shares equal to the Share Limit.

Section 6. Options.

The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, in the case of an Incentive Stock Option, the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant (or, in the case of an Incentive Stock Option granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation within the meaning of Section 424 of the Code, not less than 110% of the Fair Market Value of a Share on the date of grant).

(b) The term of each Option shall be fixed by the Committee; provided, however, that, in the case of an Incentive Stock Option, the term shall not exceed ten (10) years from the date of grant (or, in the case of an Incentive Stock Option granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation within the meaning of Section 424 of the Code, five (5) years from the date of grant). The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(c) The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price; provided, however, that, in the case of an Incentive Stock Option, the permissible methods of payment shall be limited to those methods that are consistent with the requirements of Section 422 of the Code.

(d) To the extent an Option is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Option shall be deemed automatically exercised immediately before its expiration, provided that this Section 6(d) shall only apply if the Option is granted to a Participant who is subject to U.S. taxation.

(e) An Option will not convey to a Participant the right to any Shares or the rights and privileges of a shareholder with respect to the Shares subject to such Option, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant upon exercise of such Option.

(f) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options.

(g) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code). For the avoidance of doubt, the Company’s United States subsidiaries, [including Bgin Infrastructure, LLC, BGIN MANAGEMENT, LLC, Bgin Mining Inc. and BGIN CONSTRUCTION INC.], are intended to qualify as subsidiary corporations for purposes of Section 424 of the Code, and the Committee shall confirm such qualification prior to the grant of any Incentive Stock Option to an employee of any such entity.

(h) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any parent or subsidiary corporation within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent of such excess. The Committee shall administer this limitation in accordance with Section 422(d) of the Code.

Section 7. Stock Appreciation Rights.

The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b) The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, with respect to SARs granted to a Participant who is subject to U.S. taxation, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c) The term of each SAR shall be fixed by the Committee. The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(d) Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e) To the extent a SAR is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the SAR shall be deemed automatically exercised immediately before its expiration, provided that this Section 7(e) shall only apply if the SAR is granted to a Participant who is subject to U.S. taxation.

(f) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.

(g)  It is intended that SARs granted to Participants who are subject to U.S. taxation shall be exempt from Section 409A of the Code as “stock rights” within the meaning of Treasury Regulation §1.409A-1(b)(5), and the terms of any such SAR shall be construed and administered consistent with such intent. In furtherance thereof, (i) the exercise or hurdle price of any such SAR shall not be less than the Fair Market Value of a Share on the date of grant (except in the case of Substitute Awards to the extent permitted under Treasury Regulation §1.409A-1(b)(5)(v)(D)), (ii) no such SAR shall include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR, and (iii) the term of any such SAR shall not exceed ten (10) years from the date of grant. To the extent any SAR granted to a Participant who is subject to U.S. taxation fails to satisfy the requirements of the stock right exemption and is deemed to constitute deferred compensation subject to Section 409A of the Code, such SAR shall be administered in accordance with the requirements of Section 409A of the Code, and the Company shall have no liability to any Participant or any other person if any SAR that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

Section 8.  Restricted Stock.

The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule.

(b) Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards; provided, however, that, with respect to any Award of Restricted Stock that is subject to performance-based vesting conditions and is held by a Participant who is subject to U.S. taxation, any dividends or other distributions paid with respect to such Award prior to the satisfaction of the applicable performance conditions shall be accumulated and paid to the Participant only if, when and to the extent that the underlying Award vests, and shall be forfeited to the extent the underlying Award is forfeited.

(e) Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f) The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

Section 9. RSUs.

The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b) Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) An RSU shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such RSU.

(d) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.

(e) Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f) The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

(g)  It is intended that Awards of RSUs granted to Participants who are subject to U.S. taxation shall either be exempt from Section 409A of the Code or comply with the requirements of Section 409A of the Code, and the terms of any such Award shall be construed and administered consistent with such intent. In furtherance thereof:

(i)	to the extent any RSU Award provides for a delivery schedule that includes deferred delivery later than the vesting date, such deferred delivery shall be permitted only upon a payment event that constitutes a permissible payment event under Section 409A of the Code (including, without limitation, a “separation from service,” a fixed date or schedule, a “change in control event,” death, or “disability,” each as defined under Section 409A of the Code), and any election by a Participant to further defer settlement of an RSU Award shall comply with the election timing and other requirements of Section 409A of the Code;

(ii)	with respect to any RSU Award held by a Participant who is a “specified employee” (as defined under Section 409A of the Code) at the time of such Participant’s separation from service, any payment or delivery of Shares that constitutes deferred compensation subject to Section 409A of the Code and that is triggered by such separation from service shall not be made before the date that is six (6) months following such separation from service (or, if earlier, the date of the Participant’s death); and

(iii)	with respect to any RSU Award held by a Participant who is subject to U.S. taxation, any dividend equivalents or other distributions credited with respect to such Award prior to vesting or settlement shall be accumulated and paid to the Participant only if, when and to the extent that the underlying RSU Award vests and is settled, and shall be forfeited to the extent the underlying Award is forfeited, it being intended that any such dividend equivalent arrangement shall not constitute a separate deferred compensation arrangement subject to Section 409A of the Code. The Company shall have no liability to any Participant or any other Person if any RSU Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

Section 10. Performance Awards.

The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions as may be specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b) Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c) Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d) A Performance Award shall not convey to a Participant the rights and privileges of a shareholder with respect to the Shares subject to such Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares subject to such Performance Award with respect to any dividends declared during the period that such Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e) The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

(f)  It is intended that Performance Awards granted to Participants who are subject to U.S. taxation shall either be exempt from Section 409A of the Code (including as “short-term deferrals” within the meaning of Treasury Regulation §1.409A-1(b)(4)) or comply with the requirements of Section 409A of the Code, and the terms of any such Award shall be construed and administered consistent with such intent. In furtherance thereof:

(i)	to the extent any Performance Award provides for settlement after the applicable Performance Period, such settlement shall occur no later than the later of (A) the fifteenth (15th) day of the third month following the end of the Participant’s taxable year in which the Performance Award is no longer subject to a substantial risk of forfeiture, or (B) the fifteenth (15th) day of the third month following the end of the Company’s taxable year in which the Performance Award is no longer subject to a substantial risk of forfeiture (the “Short-Term Deferral Period”), unless such settlement is deferred to a date or upon an event that constitutes a permissible payment event under Section 409A of the Code (including, without limitation, a “separation from service,” a fixed date or schedule, a “change in control event,” death, or “disability,” each as defined under Section 409A of the Code);

(ii)	with respect to any Performance Award held by a Participant who is a “specified employee” (as defined under Section 409A of the Code) at the time of such Participant’s separation from service, any payment or delivery of Shares that constitutes deferred compensation subject to Section 409A of the Code and that is triggered by such separation from service shall not be made before the date that is six (6) months following such separation from service (or, if earlier, the date of the Participant’s death); and

(iii)	with respect to any Performance Award held by a Participant who is subject to U.S. taxation, any dividend equivalents or other distributions credited with respect to such Award prior to settlement shall be accumulated and paid to the Participant only if, when and to the extent that the underlying Performance Award is earned and settled, and shall be forfeited to the extent the underlying Award is forfeited, it being intended that any such dividend equivalent arrangement shall not constitute a separate deferred compensation arrangement subject to Section 409A of the Code. The Company shall have no liability to any Participant or any other Person if any Performance Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

(g)  The Committee shall have the authority to structure Performance Awards and other compensation arrangements under the Plan with the intent of optimizing the deductibility of such compensation for U.S. federal income tax purposes; provided, however, that the Company does not guarantee the deductibility of any compensation paid pursuant to the Plan. Participants and the Company acknowledge that Section 162(m) of the Code generally limits the deductibility of compensation paid to “covered employees” (as defined in Section 162(m) of the Code) of publicly traded corporations to $1,000,000 per taxable year. The Committee shall take Section 162(m) of the Code into account in structuring Performance Awards and other compensation arrangements under the Plan to the extent it deems appropriate, but shall not be required to structure any Award to qualify for deductibility under Section 162(m) of the Code, and the Committee may, in its sole discretion, approve compensation that is not deductible under Section 162(m) of the Code.

Section 11. Other Cash-Based Awards and Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price of such Awards granted to a Participant who is subject to U.S. taxation therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

It is intended that Other Cash-Based Awards and Other Stock-Based Awards granted to Participants who are subject to U.S. taxation shall either be exempt from Section 409A of the Code or comply with the requirements of Section 409A of the Code, and the terms of any such Award shall be construed and administered consistent with such intent. To the extent any Other Cash-Based Award or Other Stock-Based Award constitutes or is deemed to constitute “deferred compensation” subject to Section 409A of the Code, such Award shall be administered in accordance with the requirements of Section 409A of the Code, including the permissible payment event rules and, where applicable, the six (6)-month delay requirement for “specified employees” (as defined under Section 409A of the Code) upon a “separation from service” (as defined under Section 409A of the Code). The Company shall have no liability to any Participant or any other Person if any Other Cash-Based Award or Other Stock-Based Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant. For the avoidance of doubt, to the extent any such Award does not constitute deferred compensation subject to Section 409A of the Code, the foregoing shall not be construed to impose any additional restrictions on the terms or administration of such Award. See also Section 19 for the general Section 409A savings clause applicable to Awards under the Plan.

Section 12. Effect of Termination of Service or a Change in Control on Awards.

(a) The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award. With respect to Singapore Participants (as defined in Annex A), the provisions of Section 3 of Annex A shall also apply.

(b) The Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.

(c) In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i) continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(ii) substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii)   acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined in the applicable Award Agreement and/or a Participant’s Service Agreement, as the case may be) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award; provided, however, that, with respect to any Award held by a Participant who is subject to U.S. taxation that constitutes “deferred compensation” subject to Section 409A of the Code, any acceleration of the payment or settlement (as opposed to the vesting) of such Award in connection with a Change in Control shall be permitted only to the extent that the applicable Change in Control event also constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), and to the extent such Change in Control does not so qualify, vesting of such Award may be accelerated but payment or settlement shall occur on the scheduled payment date specified in the applicable Award Agreement (or such earlier date as may be permitted under Section 409A of the Code);

(iv)   in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

Section 13. General Provisions Applicable to Awards.

(a) Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law. No Share shall be issued at a discount to its par value.

(b) For purposes of the Plan, an annex may apply for Participants who are subject to taxation of a particular jurisdiction. Without limiting the generality of the foregoing, Annex A sets forth additional terms and conditions applicable to Singapore Participants (as defined therein), Annex B sets forth additional terms and conditions applicable to PRC Participants (as defined therein) and Annex C sets forth additional terms and conditions applicable to Hong Kong Participants (as defined therein).

(c) Without limiting the foregoing, all Awards and the Shares issuable under the Plan are subject to the Companies Act (Revised) of the Cayman Islands and the then effective amended and restated memorandum and articles of association of the Company, as amended and/or restated from time to time.

(d) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(e) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(f) Except as may be permitted by the Committee or as specifically provided in an Award Agreement and subject to compliance with applicable securities laws, (i) no Award and no right under any Award shall be assignable, alienable, saleable, pledgeable or transferable by a Participant other than by will or pursuant to Section 13(g) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(f) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(g) A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(h) All certificates, if any, for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(i)   The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(j)   The Committee may, to the extent permitted by applicable law, impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise. Notwithstanding the foregoing, with respect to any Singapore Participant (as defined in Annex A), the Committee shall ensure that any restrictive covenants constituting restraint of trade covenants are reasonable in scope in terms of the restricted activity, geographical area and duration, having regard to the requirements of Singapore law.

Section 14. Amendments and Terminations.

(a) Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c) Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Option and SAR Repricing. Subject to the terms of the Plan and applicable law, the Committee, from time to time and in its sole discretion, may provide for (1) the amendment of any outstanding Option or SAR to adjust the exercise price or base price of the Award, (2) the cancellation, exchange, or surrender of an outstanding Option or SAR in exchange for cash or other Awards (for the purpose of repricing the Award or otherwise), or (3) the cancellation, exchange, or surrender of an outstanding Option or SAR in exchange for an Option or SAR with an exercise or base price that is less than the exercise or base price of the original Award; provided, however, with respect to the Awards granted to any Participant who is subject to U.S. taxation, the exercise price may not be reduced below the Fair Market Value of the Award on the date the action is taken to reduce the exercise price. For the avoidance of doubt, the Committee may take any or all of the foregoing actions under this Section 14(d) without shareholder approval and without the consent of the Participant.

Section 15. Miscellaneous.

(a) No Employee, Consultant, non-employee Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Consultant, non-employee Director, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or any applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c) No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(d) Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10 or any successor accounting rule thereto; provided, further, that, with respect to any Award held by a Participant who is subject to U.S. federal income taxation, the amount withheld shall not exceed the maximum statutory tax rate applicable to such Participant in the relevant jurisdiction (or such other rate as may be required to avoid liability classification of such Award under FASB ASC Subtopic 718-10 or any successor accounting rule thereto). With respect to Singapore Participants (as defined in Annex A), the additional withholding and tax clearance provisions set forth in Section 2 of Annex A shall also apply. With respect to Hong Kong Participants (as defined in Annex C), the tax clearance provisions set forth in Section 2 of Annex C shall also apply. With respect to PRC Participants (as defined in Annex B), the provisions of Section 2 of Annex B shall apply in lieu of the Company’s withholding authority under this Section 15(e) to the extent set forth therein.

(f) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i)   Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Plan is intended to accommodate Participants in each jurisdiction in which the Company or any Subsidiary operates or in which Participants reside or provide services. Each Participant shall be responsible for obtaining any government or other consent that may be required by any country or any jurisdiction in order to permit the grant, vesting and/or exercise of such Option, SAR and/or similar Awards, including but not limited to any registration, filing or approval requirements under the applicable laws of the relevant jurisdiction. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. For the avoidance of doubt, individuals who provide services to the Company or any Subsidiary pursuant to service or freelancer agreements may be eligible to receive Awards under the Plan to the extent permitted by applicable law and as determined by the Committee in its sole discretion; provided, however, that, with respect to any such individual who is treated as an independent contractor (rather than an employee) for U.S. federal income tax purposes, the Committee shall take into account such individual’s classification when structuring any Award, including for purposes of compliance with Section 409A of the Code (which applies to deferred compensation arrangements with service providers broadly, and not solely to employees), and shall structure any such Award in a manner intended to avoid the imposition of additional taxes or penalties under Section 409A of the Code. Notwithstanding anything in this Section 15(i) to the contrary, the Company shall not conduct any promotional activities for Awards through domestic affiliates or domestic channels in any jurisdiction in which such activities could cause the grant of Awards to be characterized as a domestic offering of securities in contravention of applicable local securities laws.

Section 16. Effective Date of the Plan.

The Plan shall be effective as of the Effective Date, subject to (i) adoption by the Board and, to the extent required by the Designated Stock Exchange Rules or applicable law, and (ii) the Company having sufficient authorized but unissued Class A Ordinary Shares (or having first increased its authorized share capital to satisfy Awards granted under the Plan).

Section 17. Term of the Plan.

No Award shall be granted under the Plan after the earlier to occur of (i) the 10-year anniversary of the Effective Date, or (ii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Cancellation or “Clawback” of Awards.

(a) The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(b) The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19. Section 409A and Section 457A of the Code.

With respect to Awards granted to Participants who are subject to U.S. federal income taxation, the Plan is intended to comply with the requirements of Section 409A and Section 457A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A and Section 457A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A and Section 457A of the Code. For the avoidance of doubt, the provisions of this Section 19 relating to Section 409A and Section 457A of the Code shall apply solely to Participants who are subject to U.S. federal income taxation. Awards granted to Participants who are subject to taxation outside the United States shall be administered in accordance with the applicable tax laws and regulations of the relevant jurisdiction, as further set forth in any applicable annex to the Plan (including Annex A with respect to Singapore Participants, Annex B with respect to PRC Participants and Annex C with respect to Hong Kong Participants) or as otherwise determined by the Committee in its sole discretion.

Section 20. Successors and Assigns.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

Section 21.  Notices.

Any notice required or permitted to be given under this Plan or in an Award Agreement is effective when delivered either by email or mail, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

BGIN BLOCKCHAIN LIMITED

#09-12 Paya Lebar Square

60 Paya Lebar Road

Singapore 409051

Attn: Qingfeng Wu

Email: legal@bgin.com

If to a Participant:

At a Participant’s most recent email or mailing address as provided to the Company, or at any other address which a Participant may specify in a notice delivered to the Company in the manner set forth herein.

Section 22. Data Protection.

In connection with the Plan, the Company may need to process Personal Data provided by the Participant to the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. As a Cayman Islands exempted company, the Company is a data controller subject to the Data Protection Act (Revised) of the Cayman Islands, and shall collect, use, transfer and otherwise process Personal Data in accordance with that Act and any other data protection or privacy laws applicable to the Participant. Examples of such Personal Data may include, without limitation, the Participant’s name, account information, national identification number or equivalent government-issued identifier, tax number and contact information. The Company may process such Personal Data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

(a)   administering and maintaining Participant records;

(b)   providing the services described in the Plan;

(c)   providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d)   responding to public authorities, court orders and legal investigations, as applicable.

Where required by applicable data protection or privacy law, the Company shall obtain the consent of each Participant, or establish another lawful basis, for the collection, use and disclosure of his or her Personal Data in connection with the Plan prior to or at the time of the grant of any Award to such Participant.

The Company may share the Participant’s Personal Data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above or (vii) regulators and others, as required by law.

If necessary, the Company may transfer the Participant’s Personal Data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s Personal Data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. With respect to Participants who are based in or whose Personal Data originates from a jurisdiction that imposes restrictions on cross-border transfers of personal data, any such transfer shall be subject to and conducted in compliance with the applicable requirements of the data protection and privacy laws and regulations of such jurisdiction, including, where applicable, any security assessment, standard contractual clauses, regulatory approval or other mechanism required for outbound data transfers; the Committee shall take such requirements into account when structuring Awards for such Participants and shall not cause or permit any transfer of such Personal Data in contravention of applicable law. Further information on applicable safeguards or derogations can be obtained through, and other questions regarding this Section 22 may be directed to, the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”). The Company shall use reasonable endeavors to provide the Employee Privacy Notice to each Participant prior to or at the time of the grant of any Award to such Participant; where no separate Employee Privacy Notice has been provided to a Participant, the disclosures set forth in this Section 22 shall constitute the operative data protection notice to such Participant for the purposes of the Plan and any applicable data protection laws, and the Company shall be deemed to have satisfied its notification obligations under applicable law to the extent that such obligations may be discharged by the terms of this Section 22. Participants have rights with respect to their Personal Data under applicable law, which may include, depending on the jurisdiction, rights of access, correction, deletion, restriction of processing, and data portability; such rights are further described in the Employee Privacy Notice where one has been provided, and, where no Employee Privacy Notice has been provided, Participants may exercise such rights by contacting the Company at the address set forth in Section 21. The terms set forth in this Section 22 are supplementary to the terms set forth in the Employee Privacy Notice; provided that, in the event of any conflict between the terms of this Section 22 and the terms of the Employee Privacy Notice, the terms of this Section 22 shall govern and control in relation to the Plan and any Personal Data of the Participant to the extent collected in connection therewith. Participants who are subject to the data protection or privacy laws of any jurisdiction outside the United States shall have such additional rights as are afforded to them under the applicable legislation of their respective jurisdiction, and the Company shall administer Personal Data in respect of such Participants in a manner consistent with the obligations imposed on data controllers or personal information processors (as applicable) under such legislation.

The Company will retain Personal Data collected in connection with the Plan for the duration of the Plan and, thereafter, for such additional period as may be required to satisfy applicable legal, regulatory, tax, accounting or dispute resolution obligations, but in no event longer than is necessary for the purposes for which such Personal Data was collected. With respect to Singapore Participants (as defined in Annex A), the additional data protection provisions set forth in Section 4 of Annex A shall also apply. With respect to Hong Kong Participants (as defined in Annex C), the additional data protection provisions set forth in Section 4 of Annex C shall also apply.

Section 23 Governing Law.

The Plan and each Award Agreement shall be governed by the internal laws of the State of New York, without application of the conflicts of law principles thereof; provided, however, that all matters relating to the authorization, allotment, issuance, redemption, repurchase, conversion, forfeiture and rights of the Shares, the corporate authority and duties of the Company and its Directors, and any other matter of Cayman Islands company law, shall be governed by and construed in accordance with the Companies Act (Revised) and the laws of the Cayman Islands and the Company’s amended and restated memorandum and articles of association (as amended and/or restated from time to time). With respect to Singapore Participants (as defined in Annex A), the provisions of Section 6 of Annex A regarding mandatory Singapore law shall also apply. With respect to Hong Kong Participants (as defined in Annex C), the provisions of Section 5 of Annex C regarding mandatory Hong Kong law shall also apply. With respect to PRC Participants (as defined in Annex B), the provisions of Section 7 of Annex B regarding mandatory PRC law shall also apply.

******

ANNEX A

SINGAPORE

Country-Specific Terms and Conditions for Singapore Participants

This Annex A sets forth the additional terms and conditions that apply to Participants who, at the time of grant, vesting, exercise or settlement of an Award (as applicable): (a) is resident in Singapore for the purposes of the Income Tax Act 1947 (the “ITA”); (b) is employed in Singapore by the Company or any Subsidiary; or (c) exercises an employment, a directorship or a consultancy in Singapore (“Singapore Participants”). This Annex A forms part of the Plan and should be read in conjunction with the Plan. In the event of any conflict between the terms of this Annex A and the terms of the Plan, the terms of this Annex A shall prevail with respect to Singapore Participants, to the extent of the inconsistency. Capitalized terms used but not defined in this Annex A shall have the meanings given to them in the Plan.

This Annex A contains information of which Singapore Participants should be aware with respect to their participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of the Effective Date. Singapore Participants should not rely on the information in this Annex A as the only source of information relating to the consequences of their participation in the Plan because the information may be out of date at the time Awards are settled or when Shares acquired thereto are being sold, transferred or otherwise disposed of.

The information contained in Annex A is general in nature and may not apply to any Participant’s particular situation, and the Company is not in a position to assure any Participant of a particular result. Accordingly, Participants are advised to seek appropriate professional advice as to how the relevant laws in their country may apply to their situation.

1. Securities Law Compliance

(a) The Plan has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan and any document or material in connection with the offer or sale, or invitation for subscription or purchase, of Awards may not be circulated or distributed, nor may Awards be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than pursuant to, and in accordance with the conditions of, an applicable exemption under the Securities and Futures Act 2001 (the “SFA”).

(b) Any transfer and/or disposal of Shares and/or other securities delivered under the Plan (as may be allowed under the Plan and the Award Agreement and subject to compliance with applicable laws) shall be subject to the condition that the foregoing restrictions shall be imposed on each and every transferee and purchaser, and subsequent transferee and purchaser, of the relevant Shares and/or securities.

2. Singapore Taxation

(a) General. Awards granted to Singapore Participants are generally subject to income tax under the ITA. Gains or profits arising from any Option, RSA, RSU or other Award granted by reason of any office or employment exercised in Singapore shall be chargeable to tax as employment income under section 10(1)(b) of the ITA. The applicable taxing point and the computation of the taxable gain will depend on the terms of the relevant Award, including whether the Award is subject to any vesting period, selling restrictions, and the date of exercise (in the case of Options). The taxable gain is generally computed by the open market price of the Shares as at the applicable taxing point, less any amount paid for the Shares.

(b) Tax Clearance and Deemed Exercise Rule. In the case of a Singapore Participant who is a foreign (i.e., a non-Singapore Citizen, which includes a Singapore Permanent Resident) employee, where such individual ceases employment in Singapore, goes on an overseas posting or leaves Singapore for more than three (3) months, the Company (or the relevant entity employing the Singapore Participant) is generally required to notify IRAS at least one month in advance of the foreign employee ceasing employment in Singapore or leaving Singapore and withhold all monies due to the departing Singapore Participant for tax clearance purposes, until the employer receives a clearance directive from IRAS directing the employer to pay the tax to IRAS or notifying the employer to release the monies to the foreign employee. Any unexercised, unvested or restricted Options or Awards granted during Singapore employment will be subject to tax on a “deemed exercise” basis under section 10(7) of the ITA. The deemed gain is computed by the open market price of the Shares at the later of (i) one month before the date of cessation of employment in Singapore or (ii) the date the right or benefit to the Shares is granted, less the exercise price or the price paid or payable.

(c) Central Provident Fund (“CPF”). Gains from equity-based compensation are generally not subject to CPF contributions where the Award is settled in Shares. However, to the extent that any cash payment or any gains arising from Awards constitute “ordinary wages” or “additional wages” within the meaning of the Central Provident Fund Act 1953 (the “CPF Act”), the Company (or the relevant Singapore Subsidiary) shall make such CPF contributions as may be required by law.

3. Employment Law

(a) No Contractual Entitlement. Awards granted to Singapore Participants shall not form part of the Singapore Participant’s contract of employment or contract for services (as applicable) and shall not constitute a term or condition of employment or service. Nothing in the Plan or any Award Agreement shall be construed as conferring on any Singapore Participant a contractual right to receive future Awards, and the Plan does not create any obligation on the part of the Company or any Subsidiary to continue to grant Awards.

(b) Termination of Employment. In the event of a Termination of Service of a Singapore Participant, the treatment of any outstanding Awards shall be determined in accordance with Section 12 of the Plan and the applicable Award Agreement. For the avoidance of doubt:

(i) the termination of employment of a Singapore Participant by the Company or any Subsidiary shall be carried out in compliance with the Employment Act 1968 of Singapore (the “EA”), to the extent applicable, including any requirements as to notice periods and the payment of salary in lieu of notice;

(ii) the forfeiture or cancellation of Awards upon a Termination of Service for Cause shall not affect any rights or claims that the Singapore Participant may have under the EA or at common law; and

(iii) nothing in the Plan shall limit or affect any statutory rights of a Singapore Participant under the EA.

4. Data Protection

(a) In addition to the terms of Section 22 of the Plan, the processing of Personal Data of Singapore Participants shall be carried out in compliance with the Personal Data Protection Act 2012 of Singapore (the “PDPA”).

(b) The Company shall implement and maintain reasonable security arrangements to protect Personal Data in the Company’s possession or under its control, in order to prevent unauthorized access, collection, use, disclosure, copying, modification or disposal, or similar risks for the Personal Data, and the loss of any storage medium or device on which the Personal Data is stored.

(c) The Company shall obtain the consent of each Singapore Participant for the collection, use and disclosure of his or her Personal Data in connection with the Plan, unless an exception under the PDPA applies (including, without limitation, the business improvement exception or the evaluative purpose exception under Part 4 of the First Schedule to the PDPA).

(d) Any transfer of a Singapore Participant’s Personal Data to a recipient outside Singapore shall be made in compliance with section 26 of the PDPA, and the Company shall ensure that the recipient provides a standard of protection to such Personal Data that is at least comparable to the protection under the PDPA, whether by contractual arrangements or other legally binding obligations.

5. Director Notification Obligations

If a Singapore Participant is a Director (as defined in the Companies Act 1967 of Singapore) of a Singapore-incorporated subsidiary of the Company, such Singapore Participant shall be required to notify the relevant Singapore-incorporated subsidiary of his or her interest in the Shares of the Company within two (2) business days of (i) the grant of any Award, (ii) the acquisition of Shares pursuant to the vesting, exercise or settlement of any Award, or (iii) any subsequent disposal of such Shares, in accordance with section 164 of the Companies Act 1967 of Singapore.

6. Governing Law and Mandatory Singapore Law

The application of New York law as the governing law of the Plan pursuant to Section 23 shall be without prejudice to the mandatory provisions of Singapore law that apply to Singapore Participants by operation of law and that cannot be excluded or modified by contract, including, without limitation, the applicable provisions of the EA, the ITA, the CPF Act, the SFA and the PDPA. To the extent that any provision of the Plan or any Award Agreement is inconsistent with any such mandatory provision of Singapore law, the mandatory provision of Singapore law shall prevail.

ANNEX B

PEOPLE’S REPUBLIC OF CHINA (MAINLAND CHINA)

Country-Specific Terms and Conditions for PRC Participants

This Annex B sets forth the additional terms and conditions that apply to Participants who, at the time of grant, vesting, exercise or settlement of an Award (as applicable): (a) are nationals of the People’s Republic of China (for the purposes of this Annex B, “PRC” or “China” refers to Mainland China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan); (b) are tax residents of the PRC for the purposes of the Individual Income Tax Law of the People’s Republic of China (the “PIT Law”); or (c) are otherwise subject to PRC tax, foreign exchange, securities or data protection laws in connection with their participation in the Plan (“PRC Participants”). This Annex B forms part of the Plan and should be read in conjunction with the Plan. In the event of any conflict between the terms of this Annex B and the terms of the Plan, the terms of this Annex B shall prevail with respect to PRC Participants, to the extent of the inconsistency. Capitalized terms used but not defined in this Annex B shall have the meanings given to them in the Plan.

This Annex B contains information of which PRC Participants should be aware with respect to their participation in the Plan. The information is based on the tax, foreign exchange, securities, employment and data protection laws of the PRC in effect as of the Effective Date. PRC Participants should not rely on the information in this Annex B as the only source of information relating to the consequences of their participation in the Plan because the information may be out of date at the time Awards are granted, exercised or settled or when Shares acquired pursuant thereto are sold, transferred or otherwise disposed of. The information contained in this Annex B is general in nature and may not apply to any PRC Participant’s particular situation. Accordingly, PRC Participants are advised to seek appropriate professional advice as to how the relevant PRC laws may apply to their situation.

1.	Foreign Exchange Compliance

(a)	PRC Participants acknowledge and agree that, pursuant to the Notice of the State Administration of Foreign Exchange on Issues Concerning Foreign Exchange Management for Domestic Individuals Participating in Equity Incentive Plans of Overseas-Listed Companies (Hui Fa [2012] No. 7) (“Circular 7”), the foreign exchange registration for equity incentive plans of overseas-listed companies is required to be processed through an affiliated domestic company of the overseas-listed company by a single domestic agent. As of the Effective Date, the Company does not have an affiliated domestic company or subsidiary incorporated in the PRC that could serve as the domestic agent for the purposes of Circular 7. Accordingly, it is not possible to complete the special foreign exchange registration for the Plan or to open a dedicated foreign exchange account for PRC Participants under Circular 7.

(b)	PRC Participants shall not use any bank account or payment account maintained in Mainland China to purchase foreign exchange, receive proceeds or conduct any other transaction in connection with the Plan, including the exercise of Options, the settlement of Awards or the receipt of dividends or sale proceeds. All transactions in connection with the Plan shall be conducted through overseas bank accounts maintained by the PRC Participant outside Mainland China.

(c)	PRC Participants acknowledge that, pursuant to Article 17 of the Regulations of the People’s Republic of China on Foreign Exchange Administration, domestic institutions and individuals that make direct investments abroad or engage in the issuance or trading of foreign securities or derivatives shall complete registration in accordance with the provisions of the State Council’s foreign exchange management department. PRC Participants shall not circumvent foreign exchange controls by splitting their annual individual foreign exchange convenience quota or by any other non-compliant means. The repatriation of any foreign exchange proceeds to the PRC requires compliance with applicable authenticity declaration obligations. PRC Participants shall bear all risks, costs and consequences arising from or in connection with foreign exchange compliance, including any penalties imposed by the State Administration of Foreign Exchange or other competent authorities for non-compliance. The Company shall have no liability to any PRC Participant in respect of any foreign exchange compliance matters.

2.	PRC Taxation

(a)	No Withholding Obligation. PRC Participants acknowledge and agree that the Company is a non-resident enterprise with no permanent establishment or business entity within the PRC and is not a statutory withholding agent for PRC individual income tax purposes. Notwithstanding Section 15(e) of the Plan or any other provision of the Plan or any Award Agreement to the contrary, the Company shall have no obligation to withhold, report or remit PRC individual income tax in respect of any Award granted, vested, exercised or settled under the Plan, or in respect of any dividends, gains or other income arising therefrom.

(b)	No Taxable Event at Grant or Vesting (except for Restricted Stock Awards (RSA)). PRC Participants acknowledge that, under PRC tax law, no taxable income is generally generated at the time of grant of an Award, as the grant of an Option or other Award (other than an RSA) does not constitute the receipt of income. With respect to RSAs, the taxable event generally arises on the date on which the applicable restrictions are released (rather than the grant date, even though the PRC Participant may become a registered shareholder at grant); provided, however, that if the grant of an RSA and the related materials have not been duly reported or filed by a PRC domestic company with the competent PRC tax authorities, the taxable event may, in practice, be deemed by the PRC tax authorities to occur on the grant date. Similarly, the vesting of an Award (other than an RSA to the extent described above) involves only the internal unlocking of equity rights and does not constitute actual payment of income, and accordingly does not trigger any PRC individual income tax liability. PRC individual income tax liability arises only upon the exercise of an Option (or settlement of another Award), the release of restrictions on an RSA, the receipt of dividends or the sale or transfer of Shares, as further described below.

(c)	Self-Filing Obligation. Each PRC Participant shall be solely responsible for the declaration, filing and payment of all PRC individual income tax arising from or in connection with the grant, vesting, exercise or settlement of any Award, including tax on Option exercise gains (being the difference between the Fair Market Value of the Shares on the date of exercise and the exercise price), gains on RSAs (being the difference between the Fair Market Value of the Shares on the date of release of restrictions (or, where applicable, the grant date as described in Section 2(b) above) and any amount paid by the PRC Participant for such Shares), dividends received in respect of Shares, and gains from the sale or transfer of Shares. Such tax obligations shall be fulfilled by the PRC Participant through the annual individual income tax settlement and reconciliation filing during the period from March 1 to June 30 of the year following the year in which the relevant income is received, in accordance with the PIT Law and the Announcement of the Ministry of Finance and the State Taxation Administration on Personal Income Tax Policies Concerning Overseas Income (Cai Shui [2020] No. 3). PRC Participants may apply for a foreign tax credit based on tax payment certificates issued by the relevant overseas tax authority, subject to the limitations prescribed by PRC law. PRC Participants shall properly retain their foreign tax payment certificates for their own records, as these will serve as the basis for applying for such foreign tax credits.

(d)	Inapplicability of Preferential Tax Treatment. PRC Participants acknowledge that the preferential individual income tax treatment applicable to equity incentive plans of domestic enterprises (including the separate taxation method under Circular 35 (Cai Shui [2005] No. 35), Circular 5 (Cai Shui [2009] No. 5) and Announcement 25 (Announcement No. 25 of 2023 of the Ministry of Finance and the State Taxation Administration), which is the latest policy extending the separate taxation method for equity incentive income) is not available in respect of Awards granted under the Plan. The State Taxation Administration Circular [2009] No. 461 stipulates that the individual income tax policy for equity incentives applies to employees of listed companies (including their branches) and enterprises controlled by listed companies, provided that the listed company holds at least a 30 percent stake in the controlled enterprise. The Company has no branches or controlled enterprises in the PRC, and PRC Participants enter into contracts directly with the Company as independent service providers; accordingly, they do not fall within the scope of application specified in the aforementioned circulars.

(e)	PRC Tax Classification. PRC Participants acknowledge that PRC tax law does not distinguish between Incentive Stock Options and Non-Qualified Stock Options for the purpose of preferential tax treatment. Income arising from the exercise of Options shall be classified as “wages and salaries” or “remuneration for labor services” based on the nature of the legal relationship between the PRC Participant and the Company or any Subsidiary, as determined under PRC law. The tax deferral rules under Section 409A of the Code have no legal basis or application in the PRC, and PRC Participants shall not rely on any such deferral mechanism for PRC tax purposes.

(f)	Clawback and Tax Adjustments. PRC Participants acknowledge that PRC tax law does not currently provide a mechanism for tax refunds or credits corresponding to the clawback or recoupment of equity-based compensation under Section 18 of the Plan. In the event that any Award is subject to clawback or recoupment, the PRC Participant shall bear all risks and consequences relating to the recovery or adjustment of any PRC individual income tax previously paid in respect of such Award.

(g)	Company Cooperation. The Company shall use reasonable endeavors to cooperate with PRC Participants by providing supporting documents reasonably required for the PRC Participant’s tax filing obligations, including exercise and settlement vouchers, proof of tax payment overseas and such other documentation as may be reasonably requested, provided that such cooperation shall constitute a contractual obligation of the Company and shall not be construed as an assumption of any statutory regulatory obligation within the PRC.

3.	Securities Law Compliance

(a)	The grant of Awards and the issuance of Shares under the Plan constitute an offshore securities arrangement. The issuance of the offer, the execution of Award Agreements, the delivery of rights and the settlement of funds are all completed outside the PRC. Each PRC Participant, by accepting an Award, acknowledges and represents that he or she received the offer of equity incentives outside of the PRC and did not receive such offer through any channels within the PRC. Accordingly, the grant of Awards under the Plan does not constitute the issuance of securities within the territory of the PRC within the meaning of Article 2 of the Securities Law of the People’s Republic of China, and no filing, registration or approval with the China Securities Regulatory Commission or any other PRC securities regulatory authority is required prior to or in connection with the grant, vesting, exercise or settlement of any Award.

(b)	The Company shall not conduct any promotional activities for Awards through domestic affiliates or domestic channels within the PRC, nor shall Awards be made available to the general public within the PRC. The offshore character of the offering under Regulation S under the U.S. Securities Act of 1933, as amended, shall be maintained at all times.

4.	Independent Services Relationship

(a)	PRC Participants acknowledge and agree that Awards are granted pursuant to an independent services agreement (or similar arrangement) between the PRC Participant and the Company, and not pursuant to an employment relationship. The grant of Awards under the Plan shall not constitute, and shall not be construed as constituting, grounds for recognizing a de facto employment relationship between the PRC Participant and the Company or any Subsidiary under the Labor Contract Law of the People’s Republic of China or any other PRC employment law.

(b)	The grant and vesting of Awards is contingent upon the continued performance of services by the PRC Participant under the applicable services agreement. In the event that the services agreement between the PRC Participant and the Company (or any Subsidiary) is terminated for any reason, all unvested Awards held by such PRC Participant shall be forfeited in accordance with the terms of the Plan and the applicable Award Agreement, and the PRC Participant shall have no claim for compensation or damages in respect of such forfeiture.

(c)	Each PRC Participant, by accepting an Award, confirms that the PRC Participant’s participation in the Plan is voluntary and that the PRC Participant waives, to the maximum extent permitted by applicable law, any claim against the Company or any Subsidiary based on the existence of an employment relationship in connection with the grant, vesting, exercise, settlement or forfeiture of any Award. The Company acknowledges that the foregoing waiver may not be enforceable in all circumstances under PRC law and that PRC courts may, notwithstanding such waiver, determine that an employment relationship exists based on the facts and circumstances of the arrangement.

5.	Clawback

The clawback and recoupment provisions set forth in Section 18 of the Plan shall apply to PRC Participants; provided, however, that PRC Participants acknowledge that PRC law does not currently provide a mechanism for the refund or credit of PRC individual income tax previously paid in respect of any Award that is subsequently subject to clawback or recoupment. The Company shall have no obligation to compensate any PRC Participant for any PRC tax previously paid in respect of any Award that is clawed back or recouped, and the PRC Participant shall bear all risks and consequences in connection therewith.

6.	Data Protection

(a)	In addition to the terms of Section 22 of the Plan, the processing of Personal Data of PRC Participants shall be carried out in compliance with the Personal Information Protection Law of the People’s Republic of China (the “PIPL”), the Data Security Law of the People’s Republic of China and other applicable PRC data protection laws and regulations.

(b)	Pursuant to Articles 28 and 29 of the PIPL, financial account information (including bank account details used for payment settlement) and tax identification information constitute sensitive personal information. The Company shall obtain the separate consent of each PRC Participant prior to the collection, use or processing of any such sensitive personal information in connection with the Plan. Such separate consent shall be in addition to any general consent obtained under Section 22 of the Plan and shall specifically identify the categories of sensitive personal information to be processed, the purposes of processing, the methods of processing and the potential impact on the PRC Participant’s rights and interests.

(c)	Where Personal Data of a PRC Participant is provided to an independent personal information processor (including any Affiliate, trustee, broker, third-party administrator or other recipient that is not acting as a commissioned processor on behalf of the Company), the Company shall, in accordance with Article 23 of the PIPL, inform the PRC Participant of the name of the recipient, contact information, purpose of processing, method of processing and types of personal information to be provided, and shall obtain the PRC Participant’s separate consent prior to such provision. Where Personal Data is transferred to a commissioned processor, the Company shall comply with the obligations to inform and supervise as set forth in Article 21 of the PIPL.

(d)	Pursuant to Article 39 of the PIPL, where the Company transfers Personal Data of a PRC Participant outside the territory of the PRC, the Company shall inform the PRC Participant of the name or surname of the overseas recipient, contact information, purpose of processing, method of processing, types of personal information and the manner and procedures for the PRC Participant to exercise his or her rights under the PIPL vis-à-vis the overseas recipient, and shall obtain the PRC Participant’s separate consent. Such cross-border transfer consent cannot be substituted by the contractual performance exception or by standard contractual clauses alone.

(e)	To the extent that any domestic affiliate or entity within the PRC is involved in the collection or processing of Personal Data of PRC Participants and transfers such data overseas, such domestic entity shall, in accordance with the Measures for Standard Contracts on Cross-Border Transfer of Personal Information, enter into a standard contract for the cross-border transfer of personal information and complete the filing procedure with the provincial-level cyberspace administration department. Where no domestic entity is involved in the processing and data is submitted directly by PRC Participants to overseas systems, the filing obligation for domestic processors shall not be triggered; provided, however, that the Company, as an overseas processor, shall comply with the general compliance requirements of the PIPL.

(f)	The Company shall implement and maintain reasonable security arrangements to protect Personal Data of PRC Participants in the Company’s possession or under its control, in order to prevent unauthorized access, collection, use, disclosure, copying, modification, disposal or similar risks, and the loss of any storage medium or device on which such Personal Data is stored.

7.	Governing Law and Mandatory PRC Law

The application of New York law as the governing law of the Plan pursuant to Section 23 shall be without prejudice to the mandatory provisions of PRC law that apply to PRC Participants by operation of law and that cannot be excluded or modified by contract, including, without limitation, the applicable provisions of the PIT Law, the Regulations of the People’s Republic of China on Foreign Exchange Administration, the Securities Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China, Provisions of the State Council on Outbound Investment, the PIPL and the Data Security Law of the People’s Republic of China. To the extent that any provision of the Plan or any Award Agreement is inconsistent with any such mandatory provision of PRC law, the mandatory provision of PRC law shall prevail.

8.	Changes in PRC Law

In the event of any change in PRC laws, regulations, tax policies or regulatory requirements that affects the terms and conditions set forth in this Annex B, the Company reserves the right, in accordance with Section 14 of the Plan, to amend, alter or supplement this Annex B as necessary to ensure compliance with such changed PRC laws, regulations, tax policies or regulatory requirements. PRC Participants shall cooperate with the Company in connection with any such amendment, including by providing such information and executing such documents as may be reasonably required. Any such amendment shall be communicated to affected PRC Participants in a timely manner.

ANNEX C

HONG KONG

Country-Specific Terms and Conditions for Hong Kong Participants

This Annex C sets forth the additional terms and conditions that apply to Participants who, at the time of grant, vesting, exercise or settlement of an Award (as applicable): (a) are employed in Hong Kong by the Company or any Subsidiary; (b) hold a directorship in Hong Kong with the Company or any Subsidiary; or (c) provide services in Hong Kong to the Company or any Subsidiary (“Hong Kong Participants”). This Annex C forms part of the Plan and should be read in conjunction with the Plan. In the event of any conflict between the terms of this Annex C and the terms of the Plan, the terms of this Annex C shall prevail with respect to Hong Kong Participants, to the extent of the inconsistency. Capitalized terms used but not defined in this Annex C shall have the meanings given to them in the Plan.

This Annex C contains information of which Hong Kong Participants should be aware with respect to their participation in the Plan. The information is based on the tax, securities, employment and data protection laws of Hong Kong in effect as of the Effective Date. Hong Kong Participants should not rely on the information in this Annex C as the only source of information relating to the consequences of their participation in the Plan because the information may be out of date at the time Awards are granted, exercised or settled or when Shares acquired pursuant thereto are sold, transferred or otherwise disposed of. The information contained in this Annex C is general in nature and may not apply to any Hong Kong Participant’s particular situation. Accordingly, Hong Kong Participants are advised to seek appropriate professional advice as to how the relevant Hong Kong laws may apply to their situation.

1. Securities Law Compliance

No formal filing, registration or prospectus approval with the Securities and Futures Commission of Hong Kong is required before or after the grant of Awards to Hong Kong Participants under the Plan. The grant of Awards under the Plan is not subject to the prospectus requirements of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) or the Securities and Futures Ordinance (Cap. 571) of Hong Kong, provided that Awards are granted to Hong Kong Participants in their capacity as Employees, non-employee Directors or Consultants of the Company or any Subsidiary and are not offered to the public in Hong Kong.

2. Hong Kong Taxation

(a) General. Awards granted to Hong Kong Participants are subject to salaries tax under the Inland Revenue Ordinance (Cap. 112) of Hong Kong (the “IRO”). The taxable event for Options arises upon exercise (being the difference between the Fair Market Value of the Shares on the date of exercise and the exercise price paid). The taxable event for RSUs and RSAs arises upon vesting or allocation (being the Fair Market Value of the Shares on the date of vesting or allocation). No taxable event arises at the time of grant of any Award. No tax withholding obligation is imposed on the employer under the IRO; however, the employer has statutory reporting obligations as described below.

(b) Employer Reporting Obligations. The Company (or the relevant Subsidiary employing or engaging the Hong Kong Participant in Hong Kong) shall comply with the following statutory reporting obligations under the IRO:

(i)	At Grant: include in the annual Employer’s Return (Form BIR56A) the relevant Hong Kong Participants’ names, Hong Kong Identity Card or passport numbers, details of Awards granted and the name of the Company;

(ii)	At Exercise of Options or Vesting of RSUs: report Option exercise gains and RSU vesting or delivery of Shares annually in the Employer’s Return of Remuneration and Pensions (Form IR56B) for continuing Employees; and

(iii)	On Cessation of Employment or Permanent Departure from Hong Kong: if a Hong Kong Participant leaves employment or permanently departs Hong Kong while holding outstanding Awards, the relevant Subsidiary shall submit Form IR56F (cessation of employment) or Form IR56G (departure from Hong Kong) to the Inland Revenue Department (“IRD”), as applicable, in accordance with the IRO.

(c) Tax Clearance. In the case of a Hong Kong Participant who ceases employment in Hong Kong or who intends to permanently depart Hong Kong while holding outstanding Awards, the relevant Subsidiary employing or engaging the Hong Kong Participant shall have the statutory right under the IRO to freeze or withhold any delivery of Shares, settlement funds or other monies due to such Hong Kong Participant for a period of up to thirty (30) days (or such longer period as may be required by the IRD) pending receipt of a letter of release or tax clearance direction from the IRD. Each Hong Kong Participant, by accepting an Award, acknowledges and agrees that the relevant Subsidiary may exercise such right and that any delay in the delivery of Shares or settlement of Awards resulting from such tax clearance process shall not constitute a breach of the Plan or any Award Agreement.

(d) No Capital Gains Tax. Hong Kong does not impose capital gains tax on the relevant Subsidiary or the Hong Kong Participant.

3. Employment Law

(a) No Contractual Entitlement. Awards granted to Hong Kong Participants shall not form part of the Hong Kong Participant’s contract of employment or contract for services (as applicable) and shall not constitute a term or condition of employment or service. Nothing in the Plan or any Award Agreement shall be construed as conferring on any Hong Kong Participant a contractual right to receive future Awards, and the Plan does not create any obligation on the part of the Company or any Subsidiary to continue to grant Awards.

(b) Termination of Employment. In the event of a Termination of Service of a Hong Kong Participant, the treatment of any outstanding Awards shall be determined in accordance with Section 12 of the Plan and the applicable Award Agreement. For the avoidance of doubt, the termination of employment of a Hong Kong Participant by the Subsidiary shall be carried out in compliance with the Employment Ordinance (Cap. 57) of Hong Kong (the “EO”), to the extent applicable, including any requirements as to notice periods and the payment of wages in lieu of notice, and nothing in the Plan shall limit or affect any statutory rights of a Hong Kong Participant under the EO.

4. Data Protection

(a) In addition to the terms of Section 22 of the Plan, the processing of Personal Data of Hong Kong Participants shall be carried out in compliance with the Personal Data (Privacy) Ordinance (Cap. 486) of Hong Kong (the “PDPO”).

(b) In accordance with Data Protection Principle 1 of Schedule 1 to the PDPO, the Company shall, on or before the first collection of Personal Data from a Hong Kong Participant in connection with the Plan, explicitly or implicitly inform such Hong Kong Participant of (i) whether it is obligatory or voluntary for him or her to supply the data; and (ii) where it is obligatory for him or her to supply the data, the consequences for him or her if he or she fails to supply the data; and explicitly inform such Hong Kong Participant of: (i) the purpose for which the Personal Data is to be used; (ii) the classes of persons to whom the Personal Data may be transferred; and (iii) the rights of the Hong Kong Participant to request access to and correction of his or her Personal Data and the contact details of the person to whom such requests may be made.

(c) Prior to the use and transfer of Personal Data in connection with the Plan, it is recommended that the Company obtain from Hong Kong Participants express consents in writing to: (i) the collection, use and processing of his or her Personal Data (including but not limited to sensitive personal information such as Hong Kong Identity Card number, tax file number and bank account details) by the Company and its Affiliates, third-party plan administrators and service providers for the purposes of administering the Plan, complying with the employer’s statutory reporting obligations under the IRO (including the filing of Forms BIR56A, IR56B, IR56F and IR56G) and satisfying applicable legal and regulatory requirements; and (ii) the transfer of his or her Personal Data to recipients outside Hong Kong (including to the Company’s offices, Affiliates, brokers, registrars and third-party administrators located outside Hong Kong) for the purposes described in Section 22 of the Plan, provided that the Company shall take all practicable steps to ensure that such Personal Data is not used for any purpose other than the purpose for which it was originally collected or a directly related purpose, in accordance with Data Protection Principle 3 of Schedule 1 to the PDPO.

(d) No notification to or registration with the Office of the Privacy Commissioner for Personal Data, Hong Kong is required in connection with any transfer of Personal Data to recipients outside Hong Kong under the Plan.

5. Governing Law and Mandatory Hong Kong Law

The application of New York law as the governing law of the Plan pursuant to Section 23 shall be without prejudice to the mandatory provisions of Hong Kong law that apply to Hong Kong Participants by operation of law and that cannot be excluded or modified by contract, including, without limitation, the applicable provisions of the IRO, the EO and the PDPO. To the extent that any provision of the Plan or any Award Agreement regarding Hong Kong Participants is inconsistent with any such mandatory provision of Hong Kong law, the mandatory provision of Hong Kong law shall prevail.